EXECUTION COPY/3


                           Prometheus Homebuilders LLC
                            Thirty Rockefeller Plaza
                            New York, New York 10020

                                                                March 29, 2001

The Fortress Group, Inc.
1650 Tysons Boulevard
McLean, Virginia 22102

Dear Sirs:

                     Reference is made to the (i) Supplemental Warrant Agreement, by and between The Fortress Group, Inc and Prometheus Homebuilders LLC, dated as of February 4, 1999 (the "Warrant Agreement") and (ii) the Indenture, dated as of May 21, 1996, between The Fortress Group, Inc. and IBJ Schroder Bank & Trust Company, as Trustee (as supplemented through the date hereof, the "Indenture"). All of the terms which are defined in the Warrant Agreement and set forth in this letter agreement shall, when so set forth, have the respective meanings ascribed to them in the Warrant Agreement.

                     The Company and the Warrant Holder hereby agree and amend the Warrant Agreement and Warrant Certificates as follows:

                     (1) Notwithstanding anything to the contrary set forth in the Warrant Agreement or the Warrant Certificates (but subject to the provisions of Paragraph (4) of this letter agreement), the maximum number of Warrants which the Warrant Holder shall have the right to exercise (and the maximum number of shares of Common Stock which shall be issued to the Warrant Holder upon the exercise of such Warrants) at any time prior to the "Extended Exercise Date" (as defined below) shall be the maximum number of shares of Common Stock which the Warrant Holder may acquire at such time without then causing the Warrant Holder, or any "group" (within the meaning of Section 13(d)(3) of the Exchange Act) of which the Warrant Holder is then a member, to be deemed to have acquired "beneficial ownership" (as determined in accordance with Rule 13d-3 under the Exchange Act) of 50% or more of the aggregate voting power of all classes of Common Equity (as defined in the Indenture) of the Company.

                     (2) For purposes of this letter agreement:

                            (a) the "Extended Exercise Date" shall be the first
                     to occur of the following:

                                    (i) January 2, 2002;


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                            (ii) the date as of which the Indenture shall for
                     any reason (including, without limitation, by reason of (A) an amendment of the Indenture, (B) a waiver under the Indenture of the obligations of the Company under Section
                     5.16 thereof or (C) the satisfaction and discharge of the Indenture in accordance with the terms thereof) cease to obligate the Company to make a Change of Control Offer following the occurrence of a Change of Control (in each case, as defined in the Indenture); and

                            (iii) the tenth day prior to any Material Record
                     Date (as defined below); and

                     (b) a "Material Record Date" shall be any record date for the taking of action by the holders of shares of the Common Stock (whether by vote or by consent and whether by such holders alone or by such holders together with the holders of any other securities of the Company) with respect to any proposal to authorize, approve or consent or agree to (i) any transaction referred to in subparagraph
           (c) or (d) of the second paragraph of Section 13 of the Warrant Agreement; (ii) any increase in the number of authorized shares of the capital stock of the Company or any issuance of any such shares; or (iii) any action or transaction (or any series of actions or transactions) which, individually or together, could cause a Change of Control (as defined in the Indenture) to occur.

                     (c) Notwithstanding anything to the contrary set forth in this letter agreement (including, without limitation, Paragraph (4) hereof), in no event shall the Extended Exercise Date be earlier than September 30, 2001.

           (3) The Company hereby covenants and agrees that, prior to the occurrence of the first to occur of (a) the date on which a Material Record Date is established and (b) the tenth day prior to a Material Record Date, it will provide the Warrant Holder with notice, in accordance with the provisions of
Section 14 of the Warrant Agreement, of the establishment of such Material Record Date.

           (4) Subject to the provisions of Paragraph (2)(c) of this letter agreement and notwithstanding anything to the contrary set forth in the Warrant Agreement or the Warrant Certificates, the Warrant Holder may exercise the Warrants (and shall be deemed to have exercised all of the Warrants automatically and without taking any action of any nature whatsoever) on the occurrence of the first to occur of:

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March 29, 2001


                            (i) the day preceding the day on which any Event of
                     Default shall have occurred; and

                            (ii) a Material Record Date in respect of which the
                     Company shall have failed for any reason to provide the Warrant Holder with timely notice in accordance with Paragraph (3) hereof,

           unless, in any such case, the Warrant Holder shall, within ten days following the date on which the Warrant Holder shall otherwise have been deemed to have exercised all of the Warrants (or such later date as the Company and the Warrant Holder may agree to in writing), the Warrant Holder shall provide the Company with notice, in accordance with the provisions of Section 14 of the Warrant Agreement, that the Warrant Holder has determined to exercise less than all of the Warrants.

                     Please acknowledge your agreement to the foregoing in the space provided for that purpose hereinbelow.


                                      Very truly yours,

                                      PROMETHEUS HOMEBUILDERS LLC

                                        BY LF STRATEGIC REALTY INVESTORS II L.P.
                                        a managing member

                                          By LAZARD FRERES REAL ESTATE
                                             INVESTORS L.L.C.
                                             its general partner

                                             By: Mark S. Ticotin
                                                 -------------------------------
                                                 Name: Mark S. Ticotin
                                                 Title: Principal and
                                                        Executive Vice President



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March 29, 2001




Agreement acknowledged as
of date first above written


THE FORTRESS GROUP, INC.

By: Jeff Shirley
    -------------------------------
    Name: Jeff Shirley
    Title: CFO